PROSPECTUS



                                TETRA TECH, INC.

                         237,406 SHARES OF COMMON STOCK

                           ---------------------------

        The stockholders of Tetra Tech, Inc. listed herein are offering and selling 237,406 shares of Common Stock of Tetra Tech, Inc. under this prospectus.

                           ---------------------------

           INVESTING IN TETRA TECH, INC. COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           ---------------------------

        All of the selling stockholders obtained their shares of Common Stock on February 26, 1999 in connection with Tetra Tech, Inc.'s acquisition of McCulley, Frick & Gilman, Inc. Some or all of the selling stockholders expect to sell their shares.

                           ---------------------------

        The selling stockholders may offer their shares of Common Stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

                           ---------------------------

        Tetra Tech, Inc. Common Stock is traded on the Nasdaq National Market under the symbol "WATR." On September 9, 1999, the closing price of the Common Stock on the Nasdaq National Market was $15 13/16 per share.


                           ---------------------------

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 10, 1999

                                   THE COMPANY

        Tetra Tech, Inc. is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. As a specialized management consultant, we assist our clients in defining problems and developing innovative and cost-effective solutions. Our management consulting services are complemented by our technical services. These technical services, which implement solutions, include research and development, applied science, engineering and architectural design, construction management, and operations and maintenance. Our clients include a diverse base of public and private organizations located in the United States and internationally.

        Since our initial public offering in December 1991, we have increased the size and scope of our business and have expanded our service offerings through a series of strategic acquisitions and internal growth. We have more than 3,600 employees worldwide, 3,500 of whom are located in North America in more than 100 locations. In addition, we have established a presence in Asia, South America and Europe.

        Our principal executive offices are located at 670 North Rosemead Boulevard, Pasadena, California 91107, and our telephone number is (626) 351-4664. Our website is located at www.tetratech.com. Information contained in our website is not a part of this prospectus.

                                 USE OF PROCEEDS

        The selling stockholders are offering all of the shares of Common Stock covered by this prospectus. We will not receive any proceeds from the sales of these shares.

                                  RISK FACTORS

        AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT.

        SOME OF THE INFORMATION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. YOU CAN IDENTIFY THESE STATEMENTS BY FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "ESTIMATE" AND "CONTINUE" OR SIMILAR WORDS. YOU SHOULD READ STATEMENTS THAT CONTAIN THESE WORDS CAREFULLY BECAUSE THEY: (1) DISCUSS OUR FUTURE EXPECTATIONS; (2) CONTAIN PROJECTIONS OF OUR FUTURE OPERATING RESULTS OR OF OUR FUTURE FINANCIAL CONDITION; OR (3) STATE OTHER "FORWARD-LOOKING" INFORMATION. WE BELIEVE IT IS IMPORTANT TO COMMUNICATE OUR EXPECTATIONS TO OUR INVESTORS. THERE MAY BE EVENTS IN THE FUTURE, HOWEVER, THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL. THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THESE RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS AND THAT UPON THE OCCURRENCE OF ANY OF THESE EVENTS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY THAT COULD ADVERSELY IMPACT OUR BUSINESS AND OPERATING RESULTS

        A significant part of our growth strategy is to acquire other companies that complement our lines of business or that broaden our geographic presence. During fiscal 1998, we purchased ten companies in five separate transactions. During the nine months ended July 4, 1999, we purchased seven companies. We expect to continue to acquire companies as an element of our growth strategy. Acquisitions involve certain risks that could cause our actual growth or operating results to differ from our expectations or the expectations of security analysts. For example:

        - We may not be able to identify suitable acquisition candidates or to acquire additional companies on favorable terms;

        - We compete with others to acquire companies. We believe that this competition will increase and may result in decreased availability or increased price for suitable acquisition candidates;

        - We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions;

        - We may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company;

        - We may fail to successfully integrate or manage these acquired companies due to differences in business backgrounds or corporate cultures;

        -         These acquired companies may not perform as we expect;

        - We may find it difficult to provide a consistent quality of service across our geographically diverse operations; and

        - If we fail to successfully integrate any acquired company, our reputation could be damaged. This could make it more difficult to market our services or to acquire additional companies in the future.

In addition, our acquisition strategy may divert management's attention away from our primary service offerings, result in the loss of key clients or personnel and expose us to unanticipated liabilities.

        Finally, acquired companies that derive a significant portion of their revenues from the Federal government and that do not follow the same cost accounting policies and billing procedures as we do may be subject to larger cost disallowances for greater periods than we typically encounter. If we fail to determine the existence of unallowable costs and establish appropriate reserves in advance of an acquisition we may be exposed to material unanticipated liabilities, which could have a material adverse effect on our business.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD HAVE A NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK

        Our quarterly revenues, expenses and operating results may fluctuate significantly because of a number of factors, including:

        - The seasonality of the spending cycle of our public sector clients, notably the Federal government;

        -         Employee hiring and utilization rates;

        - The number and significance of client engagements commenced and completed during a quarter;

        -         Delays incurred in connection with an engagement;

        - The ability of our clients to terminate engagements without penalties;

        -         The size and scope of engagements;

        -         The timing of expenses incurred for corporate initiatives;

        -         The timing and size of the return on investment capital; and

        -         General economic and political conditions.

Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could result in net losses.

THE VALUE OF OUR COMMON STOCK COULD CONTINUE TO BE VOLATILE

        The trading price of our Common Stock has fluctuated widely. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. The overall market and the price of our Common Stock may continue to fluctuate greatly. The trading price of our Common Stock may be significantly affected by various factors, including:

        -         Quarter to quarter variations in our operating results;

        -         Changes in environmental legislation;

        - Changes in investors' and analysts' perception of the business risks and conditions of our business;

        -         Broader market fluctuations; and

        -         General economic or political conditions.

IF WE ARE NOT ABLE TO SUCCESSFULLY MANAGE OUR GROWTH STRATEGY, OUR BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

        We are growing rapidly. Our growth presents numerous managerial, administrative, operational and other challenges. Our ability to manage the growth of our operations will require us to continue to improve our operational, financial and human resource management information systems and our other internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate and retain both our management and professional employees. The inability of our management to manage our growth effectively or the inability of our employees to achieve anticipated performance or utilization levels, could have a material adverse effect on our business.

THE LOSS OF KEY PERSONNEL OR OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD SIGNIFICANTLY DISRUPT OUR BUSINESS

        We depend upon the efforts and skills of our executive officers, senior managers and consultants. With limited exceptions, we do not have employment agreements with any of these individuals. The loss of the services of any of these key personnel could adversely affect our business. Although we have obtained non-compete agreements from certain principals and stockholders of companies we have acquired, we generally do not have non-compete or employment agreements with key employees who were not once equity holders of these companies. We do not maintain key-man life insurance policies on any of our executive officers or senior managers.

        Our future growth and success depends on our ability to attract and retain qualified scientists and engineers. The market for these professionals is competitive and we may not be able to attract and retain such professionals.

CHANGES IN EXISTING LAWS AND REGULATIONS COULD REDUCE THE DEMAND FOR OUR
SERVICES

        A significant amount of our resource management business is generated either directly or indirectly as a result of existing Federal and state governmental laws, regulations and programs. Any changes in these laws or regulations that reduce funding or affect the sponsorship of these programs could reduce the demand for our services and could have a material adverse effect on our business.

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OUR REVENUES FROM AGENCIES OF THE FEDERAL GOVERNMENT ARE CONCENTRATED, AND A
REDUCTION IN SPENDING BY THESE AGENCIES COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS

        Agencies of the Federal government are among our most significant clients. During fiscal 1998 and the nine months ended July 4, 1999, approximately 46.8% and 39.6%, respectively, of our net revenue was derived from three Federal agencies as follows: 26.2% and 22.2%, respectively, of our net revenue was derived from the Department of Defense (DOD), 17.1% and 12.5%, respectively, from the Environmental Protection Agency (EPA), and 3.5% and 2.9%, respectively, from the Department of Energy (DOE). Some of our contracts with Federal government agencies require annual funding approval and may be terminated at their discretion. A reduction in spending by Federal government agencies could limit the continued funding of our existing contracts with them and could limit our ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on our business.

        Additionally the failure of clients to pay significant amounts due us for our services could adversely affect our business. For example, we received notification from a Federal government agency that we are entitled to payments in excess of our billings. However, the agency involved must obtain specific funding approval for amounts owed to us and there can be no assurance this funding approval will be obtained.

OUR CONTRACTS WITH GOVERNMENTAL AGENCIES ARE SUBJECT TO AUDIT, WHICH COULD RESULT IN THE DISALLOWANCE OF CERTAIN COSTS

        Contracts with the Federal government and other governmental agencies are subject to audit. Most of these audits are conducted by the Defense Contract Audit Agency (DCAA), which reviews our overhead rates, operating systems and cost proposals. The DCAA may disallow costs if it determines that we accounted for these costs incorrectly or in a manner inconsistent with Cost Accounting Standards. A disallowance of costs by the DCAA, or other governmental auditors, could have a material adverse effect on our business.

        In September 1995, we acquired PRC Environmental Management, Inc.
(EMI). EMI also contracts with Federal government agencies and such contracts are also subject to the same governmental audits. At the time of acquisition, audits had not yet been completed or finalized. Accordingly, reserves were established for potential disallowances. Since then, the DCAA has completed audits of EMI's contracts for the fiscal years 1987 through 1995. As a result of these audits and negotiations with the DCAA, the DCAA disallowed approximately $4.4 million in costs which have been applied against the established reserves.

OUR BUSINESS AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY LOSSES UNDER FIXED-PRICE CONTRACTS OR TERMINATION OF CONTRACTS AT THE CLIENT'S DISCRETION

        We contract with Federal and state governments, as well as with the commercial sector. These contracts are often subject to termination at the discretion of the client. Additionally, we enter into various types of contracts with our clients, including fixed-price contracts. Fixed-price contracts protect clients and expose us to a number of risks. These risks include underestimation of costs, problems with new technologies, unforeseen costs or difficulties, delays beyond our control and economic and other changes that may occur during the contract period. Losses under fixed-price contracts or termination of contracts at the discretion of the client could have a material adverse effect on our business.

        In fiscal 1999, we had a contract change with Tele-Communications, Inc. involving three turnkey contracts. This change was due in part to Tele-Communications, Inc.'s change in strategy from turnkey contracts to direct service contracts in upgrading of their network systems.

OUR INABILITY TO FIND QUALIFIED SUBCONTRACTORS COULD ADVERSELY AFFECT THE QUALITY OF OUR SERVICE AND OUR ABILITY TO PERFORM UNDER CERTAIN CONTRACTS

        Under some of our contracts, we depend on the efforts and skills of subcontractors for the performance of certain tasks. Our reliance on subcontractors varies from project to project. In fiscal 1998 and the nine months ended July 4, 1999, subcontractor costs comprised 22.3% and 23.1%, respectively, of our gross revenue. The absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our service and our ability to perform under some of our contracts.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY

        We provide specialized management consulting and technical services to a broad range of public and private sector clients. The market for our services is highly competitive and we compete with many other firms. These firms range from small regional firms to large national firms which have greater financial and marketing resources than ours.

        We focus primarily on the resource management, infrastructure and communications business areas. We provide services to our clients which include Federal, state and local agencies, and organizations in the private sector.

        We compete for projects and engagements with a number of competitors which can vary from 10 to 100 firms. Historically, clients have chosen among competing firms based on the quality and timeliness of the firm's service. We believe, however, that price has become an increasingly important factor.

        We believe that our principal competitors include, in alphabetical order, Black & Veatch LLP; Brown & Caldwell; Castle Tower Corporation; Camp, Dresser & McKee; CH2M Hill Companies Ltd.; Dames & Moore Group; EA Engineering, Science & Technology, Inc.; Earth Tech, Inc.; ICF Kaiser International, Inc.; IT Group Inc.; Mastec, Inc.; Montgomery Watson; OSP Consultants, Inc.; Roy F. Weston, Inc.; and URS Greiner Corporation.

OUR SERVICES EXPOSE US TO SIGNIFICANT RISKS OF LIABILITY AND OUR INSURANCE POLICIES MAY NOT PROVIDE ADEQUATE COVERAGE

        Our services involve significant risks of professional and other liabilities which may substantially exceed the fees we derive from our services. Our business activities could expose us to potential liability under various environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA). In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of such potential liabilities.

        We currently maintain comprehensive general liability, umbrella and professional liability insurance policies. We believe that our insurance policies are adequate for our business operations. Professional liability policies are "claims made" policies. Thus, only claims made during the term of the policy are covered. Should we terminate our professional liability policies and not obtain retroactive coverage, we would be uninsured for claims made after termination even if these claims are based on events or acts that occurred during the term of the policy. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. Should we expand into new markets, we may not be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

WE MAY BE PRECLUDED FROM PROVIDING CERTAIN SERVICES DUE TO CONFLICT OF INTEREST ISSUES

        Many of our clients are concerned about potential or actual conflicts of interest in retaining management consultants. Federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies, among other things, may prevent us from bidding for or performing contracts resulting from or relating to certain work we have performed for the government. In addition, services performed for a private client may create a conflict of interest that precludes or limits our ability to obtain work from other public or private organizations. We have, on occasion, declined to bid on projects because of these conflicts of interest issues.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS SUCH AS FOREIGN CURRENCY FLUCTUATIONS

        In fiscal 1998 and the nine months ended July 4, 1999, approximately 3.2% and 3.8%, respectively, of our net revenue was derived from the international marketplace. Some contracts with our international clients are denominated in foreign currencies. As such, these contracts contain inherent risks including foreign currency exchange risk and the risk associated with expatriating funds from foreign countries. If our international revenue increases, our exposure to foreign currency fluctuations will also increase. We have entered into forward exchange contracts to address certain foreign currency fluctuations.

WE COULD EXPERIENCE BUSINESS INTERRUPTIONS RELATING TO THE YEAR 2000

        We are working to resolve the potential impact of the year 2000 (Y2K) on our business operations and the ability of our computerized information systems to accurately process information that may be date-sensitive. Any of our programs that recognize a date using "00" as the year 1900 rather than the Y2K could result in errors or system failures.

        We utilize a number of computer programs across our entire operation. The primary information technology systems we utilize are the accounting and financial and human resource information management systems. We began our risk assessment in 1995. Since that time we have procured and implemented certain accounting and financial reporting systems as well as contract administration and billing systems that have been certified as Y2K compliant by our vendors. Currently, only one of our operating units, which accounts for approximately 4.8% of our gross revenue, is not Y2K compliant. We plan to either convert this unit or upgrade it to a Y2K compliant version of their existing applications in September 1999. In all cases, we believe that our financial and accounting systems will be Y2K compliant in a timely manner and will not be materially impacted by Y2K.

        We have extensive business with the Federal government. Should the Federal government, especially the DOD, experience significant business interruptions relating to non-Y2K compliance, our business could be materially impacted. To the extent that other third parties upon which we rely, such as banking institutions, clients and vendors, are unable to address their Y2K issues in a timely manner, we could be materially impacted. We believe that the worst case scenario relating to the Y2K would be an extensive period of time in which the Federal government and other third parties could not process payments promptly, in addition to our financial institutions not being able to supply us with our working capital needs.

        Additional risks associated with non-year 2000 compliance include:

        -         Our inability to invoice and process payments;

        -         Our inability to produce accurate and timely financials;

        -         The impact on our profitability; and

        - Our potential liability to third parties for not meeting contracted deliverables.


                              SELLING STOCKHOLDERS

        On February 26, 1999, we acquired McCulley, Frick & Gilman, Inc., a Texas corporation ("MFG"), through the merger of MFG into MFG Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary. In connection with this acquisition, we issued to the MFG shareholders an aggregate of 237,406 shares of our Common Stock, (as adjusted and reflecting the 5-for-4 stock split distributed on June 15, 1999 to the Shareholders of record on May 14, 1999), and paid to the MFG shareholders an aggregate of $4,358,485.46 in cash.

        Under a Registration Rights Agreement dated as of February 26, 1999, we agreed to register the shares of Common Stock and to use commercially reasonable efforts to keep the registration statement effective until the date on which all selling stockholders may sell their shares of Common Stock under Rule 144 promulgated under the

Securities Act of 1933, as amended (the "Securities Act"), without any volume limitation. Our registration of the shares of Common Stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

        The shares listed below represent all of the shares that each selling stockholder currently owns of our Common Stock. Except as otherwise noted, we know of no agreements among our stockholders which relate to voting or investment power over our Common Stock. Except as otherwise noted, the address of each selling stockholder is c/o MFG, Inc., 4900 Pearl East Circle, Suite 300W, Boulder, Colorado 80301.

                                                                                 SHARES
                                                                               BENEFICIALL            NUMBER OF
                                                                               OWNED PRIOR             SHARES
                                   NAMES                                       TO OFFERINGY   %(1)     OFFERED
----------------------------------------------------------------------------   ------------  ------   ---------
Zenas F. Bliss..............................................................         2,125        *       2,125
Antonio J. Chavez...........................................................         2,125        *       2,125
Bence V. Close..............................................................         4,249        *       4,249
Edward P. Conti.............................................................         4,249        *       4,249
Douglas R. Frick............................................................        39,832        *      39,832
Jeffrey A. Gilman...........................................................        53,110        *      53,110
Craig A. Hamilton...........................................................         2,125        *       2,125
Brian G. Hansen.............................................................         4,249        *       4,249
Eric B. Hansen..............................................................         2,125        *       2,125
Bryan L. McCulley...........................................................        53,110        *      53,110
Eric F. Pastor..............................................................        10,622        *      10,622
Kenneth J. Richmond.........................................................         2,125        *       2,125
Richard G. Steffel..........................................................         2,125        *       2,125
Steven A. Werner............................................................        53,110        *      53,110
Kirk D. Winges..............................................................         2,125        *       2,125

--------------

*        Represents less than 1% of the outstanding shares of Common Stock.

        All selling stockholders are employees of MFG, and no selling stockholder has had any material relationship with us, or any of our predecessors or affiliates, other than as an employee. Because the selling stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any selling stockholder upon termination of any offering made hereby.

                            PLAN OF DISTRIBUTION

        We are registering the shares of Common Stock on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this Prospectus. This Prospectus may also be used by transferees of the selling stockholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of Common Stock. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. The selling stockholders will bear brokerage commissions and any similar selling expenses associated with the sale of shares.

        The selling stockholders may offer their shares of Common Stock at various times in one or more of the following transactions:

        -       on the Nasdaq National Market;

        -       in the over-the-counter market;

        - in transactions other than on the Nasdaq National Market or in the over-the-counter market;

        -       in connection with short sales of the shares of Common Stock;

        -       by pledge to secure debts and other obligations;

        - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

        -       in any combination of any of the above transactions.

        In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares may be resold pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from purchasers of shares for whom they acted as agents.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

                   WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http:
//www.sec.gov."

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

        1. Annual Report on Form 10-K for the fiscal year ended October 4, 1998, as filed with the SEC on December 31, 1998;

        2. Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended October 4, 1998, as filed with the SEC on February 2, 1999;

        3. Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended October 4, 1998, as filed with the SEC on March 5, 1999;

        4. Quarterly Report on Form 10-Q for the fiscal quarter ended January 3, 1999, as filed with the SEC on February 16, 1999;

        5. Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1999, as filed with the SEC on May 19, 1999;

        6. Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1999, as filed with the SEC on August 18, 1999;

        7. Current Report on Form 8-K for the event of September 22, 1998, as filed with the SEC on October 7, 1998;

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

        8. Current Report on Form 8-K/A for event of September 22, 1998, as filed with the SEC on December 1, 1998;

        9. Definitive Proxy Statement, as filed with the SEC on December 31, 1998, for the 1999 Annual Meeting of Stockholders;

        10. Definitive Proxy Statement (Amendment No. 1), as filed with the SEC on January 12, 1999, for the 1999 Annual Meeting of Stockholders; and

        11. The description of the Common Stock set forth in the Registration Statement on Form 8-A dated November 13, 1991, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning James M. Jaska as follows:

                                    Tetra Tech, Inc.
                                    Attention:  Investor Relations
                                    670 North Rosemead Boulevard
                                    Pasadena, California 91107
                                    (626) 351-4664

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                              LEGAL MATTERS

        The validity of the Common Stock offered hereby will be passed on for us by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain principals of Riordan & McKinzie own, in the aggregate, approximately 160,000 shares of Common Stock.

                                 EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended October 4, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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